Exhibit 1.1

BY-LAWS

CHAPTER I

NAME, HEAD OFFICE, PURPOSE AND DURATION

Art. 1
EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S/A, with registered office at Avenida Brigadeiro Faria Lima No. 2170, in São José dos Campos, State of Sao Paulo, is a publicly-held corporation governed by these by-laws and by the applicable law.

Art. 2
EMBRAER has its registered office and jurisdiction in the City of São José dos Campos, State of Sao Paulo, and it may open subsidiaries, branches, offices, agencies and appoint agents or representatives in any part of Brazil or abroad.

Art. 3
The purpose of EMBRAER is:

I.	To design, build and market aircraft and aerospace materials and their respective accessories, components and equipment, in accordance with the highest technology and quality standards;
II.	To promote and carry out technical activities related to production and maintenance of aerospace materials;
III.	To contribute towards the education of technical personnel required for the aerospace industry; and
IV.	To conduct other technological, industrial, commercial activities and services related to the aerospace industry.

Art. 4
EMBRAER is established for an indefinite term of duration.

CHAPTER II
SHARE CAPITAL, SHARES AND SHAREHOLDERS

Art. 5
EMBRAER’s subscribed and paid in share capital is three billion, five hundred and sixty nine million, two hundred and eight thousand, nine hundred and nine reais and ten cents (R$3,569,208,909.10) divided into seven hundred nineteen million, two hundred and sixty five thousand, and two hundred and thirty four (719,265,234) shares without par value, of which two hundred and forty-two million, five hundred and forty-four thousand, four hundred and forty-seven (242,544,447) are common shares, one (1) ordinary share of a special class, and four hundred and seventy six million, seven hundred and twenty thousand, seven hundred and eighty six (476,720,786) are preferred shares.

Sole Paragraph
The common shares of a special class shall be mandatorily held by the Federal Government (art. 8 of Law 9.491/97).

Art. 6
In compliance with the applicable legal limits, the Company is authorized to increase its share capital up to the limit of five hundred million (500,000,000) common shares and one billion (1,000,000,000) preferred shares, the issuance of new shares of a special class being prohibited.

Paragraph 1
Provided that the legal limits are complied with, the General Meeting may allot bonus stock  only to common shares or to common and preferred shares, in accordance with the proportion between them

Paragraph 2
Pursuant to the limits authorized in this article, the Company may, by resolution of the Board of Directors, increase the share capital regardless of any amendment to the by-laws, and both common shares and preferred shares may be issued without keeping the proportion between them. The Board of Directors shall establish the issuance conditions, including price and term for paying in.

Paragraph 3
Pursuant to the limit of the authorized capital, the Board of Directors may approve the issuance of a bonus subscription. The Board of Directors may, at its discretion, eliminate the preemptive rights of shareholders in the event of the issuance of shares, debentures convertible e bonus subscription, the placement of which is made by the sale on the stock exchange or by public offering, or further by share swap in a public offering, or further in a share swap in a takeover bid, pursuant to the terms provided for by law.

Paragraph 4
Pursuant to the limit of the authorized capital and in accordance with plans approved by the General Meeting, the Company may grant a call option to its managers and employees, without preemptive rights for the shareholders.

Paragraph 5
The Company is prohibited to issue Partes Beneficiárias.

Art. 7
The special class of shares shall entitle the holder thereof to veto rights regarding the following matters:

I.	Change of the company’s name and purpose;
II.	Amendment to and/or extension of the company’s logo;
III.	Creation and/or alteration of military programs whether or not involving the Federative Republic of Brazil;
IV.	Third party training in technology for military programs;

V.	Discontinuance of supply of military aircraft maintenance and replacement parts;
VI.	Transfer of share control; and
VII.	Any modifications of this article and of article 16 and respective paragraphs 1 and 2 or any rights conferred by these By-laws to the special class share.

Art. 8
Preferred shares do not entitle the holder thereof to a vote, and the preemptive rights refer to the reimbursement of capital and receipt of dividends per share at least 10% higher than those conferred to each common share.

Art. 9
All EMBRAER’s shares shall be book-entry shares and shall be kept in deposit accounts at the financial institution authorized by the Securities Commission on behalf of the holders thereof.

Sole Paragraph
The depositary institution of the book-entry shares shall charge directly to EMBRAER the costs incurred with transfer services.

CHAPTER III
EMBRAER’S AGENCIES

SECTION I
GENERAL MEETING

Art. 10
The General Meeting shall be held on an annual basis, and, on a special basis, when convened pursuant to the terms of the Law or of these By-Laws.

Paragraph 1
General Meeting resolutions shall be taken by a majority of votes, except for the veto powers of the special class share provided for in article 7.

Paragraph 2
The General Meeting may only resolve on items in the agenda, mentioned in the respective call notice.

Art. 11
The General Meeting shall be chaired by the Chairman of the Board of Directors or, in his absence, by the Vice-Chairman or in the absence of both, by a shareholder chosen from among the shareholders attending the meeting.

Art. 12
In addition to the duties provided for by the law, the General Meeting shall have the following duties:

I.	To elect and to remove from office Directors of the Board of Directors;
II.	To elect and to remove the members of the Audit Board;
III.	To establish compensation for the Directors of the Board of Directors and for the Executive Officers as well as the compensation for the members of the Audit Board;
IV.	To resolve on the matters subject to veto power by the common shares of a special class;
V.	To allot bonus stock pursuant to paragraph 1 of article 6;
VI.	To approve plans for the granting of stock options to the Executive Officers and employees;
VII.	To allot an EMBRAER profit sharing participation to the Executive Officers and employees, with due regard to the legal limits;
VIII.	To resolve, in accordance with the proposal presented by the management, on the allotment of the profits of the fiscal year and the distribution of dividends; and
IX.	To elect the liquidator, as well as the Audit Board, which shall function during the liquidation period.

Sole Paragraph
The Chairman of the Meeting shall comply with and provide for compliance with the provisions of the shareholders’ agreements filed at EMBRAER’s head office, not allowing the votes contrary to the content of such agreements to be computed.

SECTION II
MANAGEMENT BODIES

Subsection I
General Provisions

Art. 13
EMBRAER shall be managed by a Board of Directors and by the Executive Officers.

Paragraph 1
The investiture in the offices shall be made by instrument drawn up in the proper book signed by the administrator vested in office, any pledge being waived.

Paragraph 2
The Administrators shall hold their offices until their successors take over the Office.

Art. 14
The Administrators compensation shall be established by the General Meeting of Shareholders.

Sole Paragraph
The General Meeting may establish an aggregate amount for distribution among administrators, in which case the Board of Directors shall distribute the amount individually in compliance with the provisions in these By-laws, and the administrator holding more than one office shall receive compensation for just one, whichever is higher.

Art. 15
Any Administrators Body shall validly meet with the attendance of the majority of its members and resolve by a majority of votes of the attendees of the meeting.

Sole Paragraph
The call notice is only waived as a condition of the validity of the meeting, if all Board members attend to the meeting.

Subsection II
Board of Directors

Art. 16
The Board of Directors shall consist of at least nine (9) and no more than eighteen (18) Directors and their respective deputies, all of them shall be a shareholder. The Directors shall be elected by the Ordinary General Meeting of Shareholders for a term of three (3) years, reelection being permitted.

Paragraph 1
The Brazilian Government shall be entitled to appoint one of the Directors and his respective deputy bound by the common share of a special class held by the Brazilian Government.

Paragraph 2
EMBRAER’s employees shall also be entitled to elect two of the Directors and their respective deputies.  One Director shall be appointed by CIEMB – EMBRAER’s Employee Investment Club; the other Director shall be the representative of non-shareholder employees.

Paragraph 3
Embraer’s Chief Executive Officer shall be a natural effective member of the Board of Directors, and the Second Executive Officer shall be his natural Deputy.

Art. 17
In the election of the Directors, the General Meeting shall first establish, by a majority vote, the number of remaining Directors to be elected, in addition to those selected pursuant to the paragraphs of the preceding article. If the process of multiple votes has not been requested, pursuant to the law, the General Meeting shall vote by means of candidates roll previously registered with the presiding board, which candidates roll shall assure the shareholders that hold, whether individually or in block, twenty per cent or more of EMBRAER’s common shares the right to appoint two effective Directors and their respective deputies, in compliance with the limit of the main section of article 16. The presiding board may not accept the registration of any candidates roll in violation of the provisions of this article.

Art. 18
The Board of Directors shall have a Chairman and a Vice-Chairman chosen by the Directors among the effective Directors, by a majority of votes, at the first meeting after their investiture, or upon the occurrence of resignation from or vacancies in such offices.

Paragraph 1 The Chairman of the Board of Directors shall:
(a)	preside over the meetings of the Board of Directors and General Meetings; and
(b)	convene the General Meeting and the Board of Directors´ meetings; and
(c)

comply with and provide for compliance with the shareholders’ agreements filed at EMBRAER’s head office, not allowing the votes of the members of the Board of Directors designated pursuant to the shareholders’ agreement and contrary to the provisions of such agreements to be computed.

Paragraph 2
In the event of absence or temporary impairment of the Chairman of the Board of Directors, the Vice-Chairman shall exercise his functions.

Paragraph 3
In the event of impairment or a vacancy in the office of effective Director of the Board of Directors, his deputy shall assume office until such impairment ceases or, in the event of a vacancy, until the first General Meeting subsequent thereto is held, which General Meeting shall establish a definitive deputy for the remaining term of office. In case of simultaneous or successive vacancies in the offices of an effective director and his respective deputy, the Board of Directors shall convene a General Meeting to fill such offices.

Art. 19
The Board of Directors shall meet on a regular basis at least four times a year and, on a special basis whenever convened by its Chairman or by a majority of the Directors. The meetings of the Board may be held, exceptionally, by conference call, videoconference or electronic mail.

Paragraph 1
Calls shall be made at least seventy-two (72) hours prior to the meetings.

Paragraph 2
All resolutions by the Board of Directors shall be registered in the minutes drawn up in the proper book of the Board of Directors and signed by the directors attending the meeting.

Paragraph 3
The resolutions of the Board of Directors may, exceptionally, be taken by vote by means of conference call, videoconference or electronic mail.

Art. 20
In addition to the duties provided for by the law or by these By-laws, the Board of Directors shall have the following duties:

I.

The management of the business of the company, being empowered to exercise all such powers of the company and do all such lawful acts and things as are not by statute or by these by-laws directed or required to be exercised or done by the shareholders or by the Executive Officers.;

II.	To establish the general policy for EMBRAER’s business;
III.	To elect and remove EMBRAER’s Executive Officers;
IV.	To assign the Executive Officers their respective functions, including appointing the Officer for Investor Relations in compliance with the provisions of these By-laws;
V.	To resolve on the call for a General Meeting whenever it deems convenient, or in the case of article 132 of the Brazilian Corporate Law (Law No. 6404/76);
VI.

To inspect the management of the Executive Officers, examining, at any time, EMBRAER’s books and papers and requesting information on agreements entered into or about to be entered into and any other acts;

VII.	To appraise quarterly results of EMBRAER’s transactions;
VIII.	To select and to dismiss independent auditors;
IX.	To call independent auditors to clarify aspects deemed necessary;
X.	To appraise the Management Report and the Executive Officers’s accounts and resolve on the submission thereof to the General Meeting;
XI.	To authorize the transfer of EMBRAER’s funds to the employee associations, welfare and recreational, private pension plan entities, and foundations;
XII.	To approve the annual and multiannual budgets, strategic plans, expansion projects and investment programs, as well as to follow up their execution;
XIII.	To approve the setting up of a subsidiary and the participation of EMBRAER in the share capital of other companies, either in Brazil or abroad;
XIV.

To establish the authority of the Executive Officers for the disposal or encumbrance of permanent assets, with power, in the cases it so establishes, to demand the prior authorization of the Board of Directors as a condition for the validity of the act;

XV.

To authorize EMBRAER to guaranty third parties´ obligations, excluding from the third party’s concept EMBRAER’s subsidiaries, special purposes companies and others that direct or indirectly be under the control of EMBRAER, provided that they are duly consolidated in the Financial Statements of EMBRAER;

XVI.	To approve the human resources policy, including rights and advantages criteria in connection with compensation;
XVII.	To authorize the setting up, transfer or closing of offices, branches, premises or other EMBRAER establishments;
XVIII.	To establish the conduction of inspections, audits or administration in EMBRAER’s subsidiaries, controlled or affiliated companies, as well as in sponsored foundations;
XIX.	To give prior opinion on any matter to be submitted to the General Meeting;
XX.

To authorize the issuance of EMBRAER’s shares pursuant to the limits authorized in Art. 6 of these By-laws, establishing the conditions of issuance, including the price and term of payment, with power to eliminate the preemptive rights in the event of the issuance of shares, bonus stock and debenture stock, the placement of which is made by sale in stock exchange or public offering or in public offer for takeover, pursuant to the terms provided for in the law;

XXI.	To resolve the purchase by EMBRAER of shares issued by itself, to be kept in treasury and/or for subsequent cancellation or disposal;
XXII.	To resolve the issuance of bonus stock, as provided in paragraph 3 of Art. 6 of these By-laws;
XXIII.	To grant a call option to its officers and employees, or to individuals rendering services to EMBRAER, without a preemptive right for the shareholders;

XXIV.	To resolve on the issuance of simple debentures, not convertible to stocks, and with no real state guarantee;
XXV.

To authorize the issuance of any credit instruments for the obtaining of funds, including bonds, notes, commercial papers or others of regular use in the market, further resolving on its issuance and redemption conditions.

XXVI.	To define, in compliance with these By-laws and applicable law, the order of its work and to adopt or issue policies for its operation ;
XXVII	To submit to the General Meeting the matters provided in Art. 7 of these By-laws; and
XVIII	To designate the Audit Committee foreseen by the Sarbanes-Oxley Act of 2002 or the designation of the Audit Committee’s duties to the Audit Board, as a replacement body of the first.

Art. 21
In the event of approval by the General Meeting of EMBRAER’s call option as authorized by paragraph 4 of Art. 6, which requires the constitution of a proper body for its management, the Board of Directors shall create a Committee for this purpose, consisting of individuals appointed by it who may not benefit from the approved plan.

Art. 22
The Board of Directors may create Committees to assist EMBRAER’s management, with restricted and specific purposes and with a limited term of duration, renewable, consisting of individuals appointed by the Board of Directors.

Art. 23
The Board of Directors may further appoint a Special Committee consisting of no more than six (6) selected from among its effective directors or deputies who, within the interval of their annual meetings, may resolve by express delegation, on all matters according to their authority provided in the by-laws, ad referendum of the Board of Directors itself, with the matter submitted at the first meeting subsequent to resolution.

Paragraph 1
The authorization contained in this article does not cover:

(a)	Any matter of legal authority exclusive of the Board of Directors;
(b)	proposals to be submitted to the Shareholders´ General Meeting, including and particularly in the cases mentioned in item III of article 12 of these By-laws;
(c)	authorization for the performance of acts of liquidation and winding up or financial reorganization, including voluntary bankruptcy and arrangement with creditors;
(d)	approval of agreements, new investments or acts of disposal or encumbrance of items of permanent assets, the value of which exceeds the amount to be determined upon the establishment of the Committee;
(e)	approval of financing the amount of which, per transaction, exceeds the amount to be determined upon the establishment of the Committee;
(f)	authorization for the setting up or acquisition of an interest in other company;

(g)	approval of EMBRAER’s long term strategic plans; and
(h)	appointment and removal of EMBRAER’s Executive Officers.

Paragraph 2
The regulations governing the Board of Directors’ meeting apply to the meetings of the Board of Directors’ Special Committee. With regard to matters for which only the By-laws delegate authority, the references made herein to powers or options of the Board of Directors are deemed to be made equally to the Special Committee.

Subsection III
The Management

Art. 24
The Management, whose officers shall be elected and removed at any time by the Board of Directors, shall consist of a Chief Executive Officer, one Second Executive Officer and of at least other two (2) Executive Officers, with a term of office of three (3) years, reelection being permitted.

Paragraph 1
The election of the Executive Officers shall be held, preferably, on the same date as the Annual General Meeting, and the investiture in office of the elected Executive Officers may coincide with the end of the office of their predecessors.

Paragraph 2
In the event of impairments or absences, the Chief Executive Officer shall be replaced by the Second Executive Officer, who in case of vacancy shall assume cumulatively the position of Chief Executive Officer until the first subsequent meeting of the Board of Directors is held when a deputy shall be appointed for the remaining term of office.

Paragraph 3
The remaining Executive Officers shall be replaced, in case of absences or temporary impairment, by another Executive Officer selected by the Executive Officers. The Executive Officers shall appoint, in the event of a vacancy, a temporary deputy until the Board of Directors elects a definitive deputy for the remaining term of office.

Art. 25
The Executive Officers has all powers to perform the acts necessary for the achievement of its business purpose, however special they may be, including to dispose of and encumber permanent assets, waive rights, to compromise and agree, complying with the applicable legal or by-law provisions and the resolutions taken at the General Meeting of Shareholders and by the Board of Directors. The Board of Directors shall administer and manage EMBRAER’s business, especially:

I.	To comply with and cause these By-laws to be complied with and the resolutions of the Board of Directors and Shareholders’ General Meeting;
II.	To define and submit to the Board of Directors, on an annual basis, EMBRAER’s activity plan and general budget, taking care of the respective executions;

III.	To propose the installation and elimination of subsidiaries, branches, offices and agencies either in Brazil or abroad;
IV.	To define and submit to the Board of Directors EMBRAER’s and its subsidiaries’ salary policy;
V.	To decide pursuant to the authority established by the Board of Directors on the disposal and/or encumbrance of items of permanent assets;
VI.

To submit, on an annual basis, for the appraisal of the Board of Directors, the Management Report and Executive Officers accounts together with the independent auditors’ report, as well as the proposal for the investment of profits ascertained in the previous fiscal year;

VII.	To create and discontinue EMBRAER’s operational units and appoint and remove from office their respective holders;
VIII.	To define and propose to the Board of Directors, EMBRAER’s strategic plan and its annual revisions;
IX.	To define annually the Action and Target Plan of each Executive Officers, submitting it together with the performance and result achieved to the Board of Directors at its regular meetings; and
X.	To submit, on a quarterly basis, to the Board of Directors the detailed economic-financial and provisional balance sheet of EMBRAER and its controlled companies.

Art. 26
In addition to coordinating the action of the Executive Officers and to directing the execution of the activities related to EMBRAER’s general planning, the Chief Executive Officer shall:

I.	convene and preside over the Executive Officers meetings;
II.	keep the directors of the Board of Directors informed on EMBRAER’s activities and the development of its operations;
III.	propose, on a non exclusive basis, to the Board of Directors the assignment of the Executive Officers’ functions;
IV.	carry out other duties assigned by the Board of Directors.

Art. 27
The Executive Officers shall assist and help the Chief Executive Officer in the management of EMBRAER’s business and carry out the activities related to the functions assigned to them by the Board of Directors.

Art. 28
As a general rule and except for the cases provided in the subsequent paragraphs, EMBRAER agrees to be legally bound whenever it is represented by any two (2) Executive Officers, or one (1) Executive Officer and one (1) attorney-in-fact, or two (2) attorneys-in-fact in accordance with the limit of their respective terms of office.

Paragraph 1
The acts for which these By-laws require the Board of Directors’ prior authorization may only be performed provided that such condition is complied with.

Paragraph 2
EMBRAER may be represented by only one Executive Officer or by one attorney-in-fact in the following circumstances:

(a)	when the act to be performed imposes single representation, it shall be represented by any Executive Officer appointed by him, or an attorney-in-fact with special powers; and
(b)

when it is the case of receiving or giving release for amounts owed to EMBRAER, to issue and negotiate, and also endorse and discount promissory notes/trade bills regarding its sales and also in the cases of correspondence which do not create an obligation for EMBRAER and the performance of acts in the regular course of business, including the acts performed before government agencies, mixed capital companies, Commercial Registry, Labor Courts, IAPAS (Institute of Financial Administration and Social Security), FGTS (Unemployment Compensation Fund) and their collecting banks and other acts of identical natures.

Paragraph 3
The Board of Directors may authorize the performance of other acts which are binding on EMBRAER by only one Executive Officer or one attorney-in-fact, or further, by the adoption of criteria to limit the authority, restrict, in certain cases, EMBRAER’s representation to only one Executive Officer or attorney-in-fact.

Paragraph 4 The following rules shall be complied with in the appointment of attorneys-in-fact:
(a)	all powers of attorney shall be granted by the Chief Executive Officer, or his deputy, together with any other Executive Officer;
(b)

when the purpose of the power of attorney is the performance of acts subject to the prior authorization of the Board of Directors, the granting thereof shall be expressly conditioned to obtaining such authorization which shall be mentioned within its text.

Paragraph 5
Any acts performed other than in compliance with the provisions of this article shall not be effective nor shall they be binding upon EMBRAER.

SECTION III
AUDIT BOARD

Art. 29
The company’s Audit Board is organized on a permanent basis and shall consist of five (5) members and equal number of deputies selected by the General Meeting from among shareholders or not, residing in Brazil, who shall comply with the duties provided in law.

Paragraph 1
Audit Board meetings shall be held, at least, on a quarterly basis.

Paragraph 2
The compensation of the members participating in the Audit Board shall be established by the General Meeting at which they are elected, the compensation being due only to the members exercising their functions during their term of office.

CHAPTER IV
PROFIT DISTRIBUTION

Art. 30
The fiscal year shall commence on January 1st and shall end on December 31st of each year.

Paragraph 1
At the end of each fiscal year, the Executive Officers shall draw up, in accordance with the applicable legal principles, the following financial statements:

I – balance sheets;
II – statement of changes in shareholders’ equity;
III – fiscal year income statement; and
IV – statement of sources of funds and application of resources.

Paragraph 2
Together with the fiscal year financial statements, the Board of Directors shall submit to the Annual General Meeting a proposal on the destination to be given to the net profit, complying with the provisions of these By-laws and of Law.

Paragraph 3
The Board of Directors may propose and the General Meeting may resolve to discount from the fiscal year net profit a portion to form an Investment and Working Capital Reserve, based on the capital budget, which shall contain a justification for the proposed profit retention, including sources of funds and capital investments, and shall be in accordance with the following principles:

(a)	the formation of such reserve shall not impair the shareholders’ right to receive the mandatory dividends provided in Art. 31 of these By-laws;
(b)

its balance, together with the balance of other profit reserves, except for contingency and unrealized revenue reserves may not exceed the share capital, under penalty of capitalization or distribution in cash of the excess;

(c)

the purpose of the reserve is to ensure investments in permanent assets or increase in working capital, including by through repayment of EMBRAER’s debts, regardless of profit retentions related to the capital budget and the balance thereof may be used:

	i)	for loss absorption, whenever necessary;
	ii)	for dividend distribution, at any time;
	iii)	for redemption, reimbursement or share purchase transactions authorized by Law;
	iv)	for capitalization, including new bonus stock.

Art. 31
Shareholders shall be entitled to receive, in each year, as dividends, a percentage of the net profit, in compliance with the minimum mandatory amount of twenty-five percent (25%) of such net profit with the following adjustments:

(a)	increase of the amounts resulting from reversion, in the fiscal year, of contingency reserves previously formed;
(b)	decrease of amounts allocated, in the fiscal year, to the formation of a legal reserve and contingency reserves;
(c)

whenever the amount of the mandatory minimum dividend exceeds the realized portion of the net profit in the fiscal year, the management may propose, and the General Meeting may approve, the allocation of the excess for the creation of an unrealized profit reserve (article 197 of Law 6.404/76, with the wording given by Law 10.303/01).

Paragraph 1
The Meeting may attribute to the Executive Officers a profit sharing participation, complying with the applicable legal limits. The attribution of the mandatory dividend to shareholders referred to in this article is a condition for the payment of such profit sharing. Whenever the semi-annual balance sheet is drawn up and based on such balance sheet interim dividends are paid in an amount at least equal to twenty-five (25%) of the net profit of the period, determined pursuant to this article, a participation in the semi-annual profit may be paid by resolution of the Board of Directors to the Executive Officers ad referendum of the General Meeting.

Paragraph 2
The Meeting may attribute to employees a profit or results sharing participation, pursuant to the plan it approves, complying with applicable law.

Paragraph 3
The General Meeting may resolve, at any time, to distribute dividends on account of pre-existing reserves and reserves of accrued profits from previous fiscal years, and kept as such by resolution of the General Meeting, after the mandatory dividend is attributed to shareholders in each fiscal year, as referred to in this article.

Paragraph 4
EMBRAER may draw up semi-annual or interim balance sheets. The Board of Directors may resolve on the distribution of dividends on the account of the profit ascertained in said balance sheets. The Board of Directors may further declare interim dividends on the account of profits previously accumulated, by resolution of the General Meeting, existing in said balance sheets or in the last annual balance sheet.

Paragraph 5
The General Meeting may resolve on the capitalization of reserves instituted in semi-annual or interim balance sheets.

Paragraph 6
The dividends not demanded in three years are barred by the statute of limitations in favor of EMBRAER.

Paragraph 7
The Board of Directors may pay or credit interest on own capital ad referendum of the Annual General Meeting which assesses the financial statements related to the fiscal year in which such interest is paid or credited.

CHAPTER V
LIQUIDATION OF EMBRAER

Art. 32
EMBRAER shall be liquidated in the cases provided in Law, and the General Meeting shall elect the liquidator or liquidators, as well as the Audit Board which shall operate during this period, complying with the legal formalities.

CHAPTER VI
FINAL PROVISIONS

Art. 33
The Company shall comply with the shareholders’ agreements filed at the head office, and it is expressly forbidden for the presiding officers of the General Meeting or the Board of Directors to accept the vote of any shareholder signing the shareholders’ agreement duly filed in the head office, which was made in noncompliance with what has been agreed in said agreement, it being expressly forbidden for the Company to accept and carry out a transfer of shares and/or encumbrance and/or assignment of preemptive rights to the subscription of shares and/or other securities not complying with what has been provided and regulated in the Shareholders’ Agreement.

Sole Paragraph
The non-attendance of the General Meeting or of the meetings of the Board of Directors and the Executive Officers, as well as the abstention from voting by a shareholder signing the shareholders’ agreement or by members of the Board of Directors designated in accordance with the shareholders’ agreement duly filed at the head office, entitles the harmed party to vote with the shares owned by the absent or non-acting shareholder or by the member of the Board of Directors elected with the votes of the harmed shareholder who votes in lieu of the absent or non-acting member.

Art. 34
EMBRAER is forbidden to grant financing or guarantees of any kind to third parties, of any type, for business alien to its corporate interests.

•          By-Laws Consolidated by the Extraordinary General Meeting of Shareholders of April 18th, 2005.